EXHIBIT 99.4

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS
ICAHN ENTERPRISES L.P.

Depositary Units

Offered Pursuant to Subscription Rights
Distributed to Depositary Unitholders
of Icahn Enterprises L.P.

[       ]

To Our Clients:

Enclosed for your consideration is a prospectus (the “Prospectus”) dated [_______] relating to the rights offering (the “Rights Offering”) by Icahn Enterprises L.P. (the “Partnership”) of transferable subscription rights (the “Rights”) to subscribe for and purchase depositary units, distributed to all holders of record (“Record Holders”) of depositary units, at 5:00 p.m., New York City time, on      [                 ] (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of transferable subscription rights (the “Rights”) to subscribe for and purchase depositary units. The Rights and the depositary units are described in the Partnership’s prospectus (the “Prospectus”) dated [                 ].

In the Rights Offering, the Partnership is offering an aggregate of [_______] depositary units, as described in the Prospectus. The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on [                 ] (as it may be extended, the “Expiration Date”), unless extended by the Partnership, as described in the Prospectus.

As described in the accompanying Prospectus, you will receive [    ] Rights for each depositary unit owned of record as of 5:00 p.m., New York City time, on the Record Date.

Each whole Right entitles the holder thereof to purchase one depositary unit (the “Basic Subscription Right”), at the cash price of $[       ] (the “Subscription Price”). In addition you are entitled to subscribe for additional depositary units at the same Subscription Price (the “Over-Subscription Right”). Over-Subscription Rights will be fulfilled with any excess depositary units (the “Excess Depositary Units”) for which Basic Subscription Rights are not exercised. If all Basic Subscription Rights are exercised, then no Over-Subscription Rights will be fulfilled. If the number of depositary units for which Over-Subscription Rights are exercised exceeds the number of Excess Depositary Units, then exercised Over-Subscription Rights will be fulfilled pro rata based on the number of Basic Subscription Rights each such holder exercised. All proration calculations related to Over-Subscription Rights will be made based on each individual exercise of Rights and will not be aggregated by holder.

The depositary units are traded on The NASDAQ Global Select Market ("NASDAQ") under the symbol “IEP” and we expect that the depositary units issued in the rights offering will also be listed on NASDAQ under the same symbol. The Rights are transferable and have been approved for listing on NASDAQ under the symbol “[    ].” The Rights will be evidenced by Rights certificates (the “Rights Certificates”), which will be transferable until the close of business on the last NASDAQ trading day preceding the Expiration Date, at which time they will cease to have value.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON UNITS CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any depositary units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any depositary units to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form attached hereto.  In addition, please provide instructions if you wish to sell any or all of the Rights to which you are entitled.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise or sell Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised your Rights, such exercise may not be revoked.

Additional copies of the enclosed materials may be obtained from Registrar and Transfer Company, the Information Agent. The Information Agent’s telephone number is [         ] (for brokerage firms and banks) or (800) 368-5948 (for unitholders). Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,